Exhibit 10.19

March 30,2020

Nichole Martin

810 Silver Charm Drive

Saline, MI 48175

Dear Nikki,

It has been a great pleasure for all of us to speak with you and to learn about your background and expertise. We are very pleased to offer you the position of Vice President of Quality/Regulatory at Sera Prognostics, Inc. (“Sera”). Sera is currently focused on executing the commercial launch of PreTRM®, the Company’s preterm birth diagnostic test, and we are very excited about having you join our team.

So please take the next step and review the detail of the verbal offer that was extended to you:

Position Details:

Job Title:	Vice President of Quality/Regulatory

Annual Salary:	$265,000, paid semi-monthly on the 15th & last day of each month

Annual Incentive:	Sera’s Board of Directors has adopted an annual incentive plan (“AIP”) designed to reward the achievement of corporate objectives and individual performances. Under the AIP, you will be eligible to earn a 25% annual target cash incentive, measured on a calendar year basis, to be prorated in 2020 based on time of service.

State:	Full-time, Exempt

Anticipated Start Date:	On or before May 26, 2020

Reporting to:	Gregory Critchfield, Chairman, President & CEO

Benefits:

Insurance:	Sera Prognostics offers major medical, dental, vision, short and long-term disability, term life insurance, 401(k), and a flexible spending account. You are eligible for these benefits on the 1st day of the month following your hire date.

Paid Time Off:	You are eligible for 4 weeks paid time off per year (based on calendar year and prorated for the first year of employment); accruals begin with the first pay period following employment. In addition, you will receive paid time off for 13 company recognized holidays.

You will be initially recommended to the Sera Board to be granted the option to purchase 250,222 shares of common stock of Sera at an exercise price equal to the fair market value of the shares on the date the option is granted, subject to final approval by the Sera Board of Directors. These granted options shall have a four-year vesting schedule as follows: 25% of the shares shall vest on the one-year anniversary of you start date with Sera, and an additional 1/36th of the total share subject to the option shall vest each month thereafter, in each case provided that you continue to be an employee, consultant or director of Sera through each applicable vesting date. The terms of this stock option grant will be governed in all respects by the terms of the Sera Prognostics 2011 Employee, Director and Consultant Equity Incentive Plan (the “Plan”) and the stock option agreement for the Plan, which will be provided to you after the effective date of the grant. And future grant of stock options shall be governed by its respective Sera Prognostics Employee, Director and Consultant Equity Incentive Plan, which shall be provided to you after such a grant is awarded.

Sign-on Bonus: A one-time sign-on bonus of $5,000 shall be given to you upon your hiring at Sera.

Relocation: Sera will reimburse you for documented moving expenses, up to $30,000, involved in relocating to the Wasatch front metropolitan area. Reimbursement of moving expenses must be forfeited if you leave the company before the 12-month anniversary of your hire date, and forgiveness of this repayment obligation will accrue at a rate of 1/12th of the total amount reimbursed per month after your hire date.

Your employment with Sera is employment at-will. As a result, you are free to resign at any time, with or without notice and with or without cause or reason. Similarly, Sera is free to terminate its employment relationship with you at any time, with or without notice and with or without cause or reason. Sera's supervisors and managers have no actual or apparent authority to change the at-will nature of your employment unless they are expressly given that authority by Sera's CEO in writing. Any change to the at-will nature of your employment will not be valid unless it is expressed with specificity in a written contract that is signed and dated both by you (or your authorized representative) and a properly authorized Sera representative.

Your offer of employment is subject to successful completion of reference checks and a background investigation to be concluded prior to start of employment. Your employment is also contingent on your acceptance of Sera's Confidentiality, Nondisclosure, and Inventions Assignment Agreement, which will be included with your new hire paperwork, as well as your ability to show proof of your right to work in the United States. This proof must be provided on your first work day and consist of either a passport or driver's license and Social Security card. We also expect you to abide by Sera's policies and procedures as they may be adopted by Sera and in effect from time to time, and do not contradict the terms and conditions set forth in this letter.

Nikki, we are impressed with your intellect, drive and experience. We anticipate greatly the confirmation of your decision to accept this position and be a part of the exciting, ongoing developments at Sera Prognostics as a member of our team. If you have any questions, please do not hesitate to talk to me.

In accepting employment with Sera, you agree to treat the details of your compensation as sensitive and confidential information, which should be discussed within the company with only your supervisor or Sera's human resources manager.

To confirm acceptance of this offer, please return a signed copy of this letter to our attention by April 2, 2020 and confirming your start date as an employee.

Sincerely Yours,

/s/ Gregory C. Critchfield, MS, MD

Gregory C. Critchfield, MS, MD
Chairman, President & Chief Executive Officer

I accept employment with Sera Prognostics on the foregoing terms.

Start date:	20 May 2020

/s/ Nichole Martin	30 March 2020
Nichole Martin	Date

[Acceptance page to offer letter dated March 30,2020]